EXHIBIT 23






                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the following Registration Statements of Homestake Mining Company: Post-Effective Amendment No . 3 to No. 2-90905 on Form S-8 (originally filed on Form S-3); No. 33-26049 on Form S-8; No. 2-66538 on Form S-8; Post-Effective Amendment No. 1 to No. 33-48526 on Form S-8 (originally files on Form S-4); No. 333-17357 on Form S-8; No. 333-17359 on Form S-8; and No. 333-24711 on Form S-3 of our report dated February 9, 1998, appearing on Form 10-K of Homestake Mining Company for the year ended December 31, 1997.



/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand
San Francisco, California
March 27, 1998